Exhibit 99.9

GRUPO FERROVIAL, S.A.

Report of the Auditors on the Merger Balance Sheet
at 30 April 2009

PricewaterhouseCoopers Auditores, S.L. Paseo de la Castellana, 43 28046 Madrid España Tel.: +34 915 684 400 +34 902 021 111 Fax: +34 913 083 566 www.pwc.com/es

Free translation of the auditor’s report on the balance sheet as at 30 April 2009 issued in Spanish. In the event of a discrepancy, the Spanish language version prevails.

REPORT OF THE AUDITORS ON THE MERGER BALANCE SHEET

To the Shareholders of Grupo Ferrovial, S.A.

We have audited the merger balance sheet of Grupo Ferrovial, S.A. at 30 April 2009 and the related notes, the preparation of which is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the merger balance sheet taken as a whole, based on the work carried out in accordance with auditing standards generally accepted in Spain, which require the examination, on a test basis, of evidence supporting the merger balance sheet and an evaluation of its presentation, the accounting principles applied and the estimates made.

As indicated in Note 2.2, the attached merger balance sheet at 30 April 2009 has been prepared for the sole purposes of meeting the requirements for corporated mergers established by Article 36 of the Law on structural changes to trading companies, and in relation to the proposed mergers with Ferrovial Infraestructuras, S.A., Aeropuerto de Belfast, S.A., Marjeshvan S.L. and Lermanara, S.L., and the subsequent merger into Cintra Concesiones de Infraestructuras de Transporte, S.A., which are presented to the General Shareholders’ Meeting by the Board directors.

In our opinion, the accompanying merger balance sheet and notes present fairly, in all material respects, the equity and financial position of Grupo Ferrovial, S.A. at 30 April 2009, and contain all the information necessary for its interpretation and comprehension in accordance with accounting principles and standards generally accepted in Spain, applied on a basis consistent with the previous year.

PricewaterhouseCoopers Auditores, S.L.

Gonzalo Sanjurjo Pose
Partner - Auditor

28 July 2009

FERROVIAL, S.A. / OPINION ON MERGER BALANCE SHEET 30-4-09

GRUPO FERROVIAL, S.A.

REPORT OF THE AUDITORS ON THE MERGER BALANCE SHEET
AT 30 APRIL 2009

DISTRIBUTION

GRUPO FERROVIAL, S.A.	X

PwC	2

X